Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS CONTINUED EARNINGS GROWTH

FORT LAUDERDALE, FL, December 5, 2024 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its second quarter and six-month periods ended October 26, 2024. Compared to the prior year-

Second Quarter:

●	Net sales were $291 million;

●	Gross margin improved to 38% of net sales;

●	Operating income grew 7% to $58 million; and

●	Earnings per share increased to $.49 from $.47.

Six Months:

●	Net sales were $621 million;

●	Operating income grew $10 million to $127 million; and

●	Net income increased 10% to $102 million, or $1.09 per share.

“We are pleased to report increased earnings and margin improvements in a challenging period,” stated a company spokesperson. “Among the headwinds we faced were changes in consumer shopping habits and reduced purchasing power that affected many consumer products. Second quarter net sales declined 3% due to volume shortfalls in August and September. We are, however, optimistic about future growth prospects due to increased volume for October as well as the recent improvement in consumer confidence.”

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National Beverage Corp.

“The record-setting storms that devastated large areas of the Southeastern US during our second quarter resulted in supply-chain disruptions and numerous multi-day store closures by our customers. The effects on our operations, however, pale in comparison to the devastation and loss of loved ones experienced by the residents trying to rebuild their lives.”

”Reflecting Team National’s continued focus on margin management, second quarter operating margins improved for the 8th consecutive quarter and operating profit per case increased 12%.”

“Innovation continues to be the cornerstone of our strategy to delight consumers. LaCroix’s newest product, Strawberry Peach, which was launched at the beginning of this quarter, blends the sweet, vibrant taste of strawberries with the luscious, juicy flavor of peaches to deliver a fresh, fragrant sweet taste. Strawberry Peach has received an exceptionally positive consumer response, and we anticipate it will be available nationwide by the end of the year. Additional LaCroix creations with stimulating unique flavors featuring packaging with bright, vibrant images are scheduled to be released soon.”

“To promote these and our other consumer-favored beverages, we have expanded our in-store merchandising teams to new cities as well as increasing our staff of in-store sampling ambassadors. Our marketing is focused on increasing brand awareness and includes social media, consumer events, influencers, digital marketing and professional sports teams and podcast sponsorships.”

“With its strong balance sheet and entrepreneurial management focus, National Beverage is well positioned to effectively manage near-term challenges while continuing to deliver long-term performance.”

“We are particularly grateful at this special time of the year for the continued loyalty of our consumers, retail partners, shareholders and all of Team National. We wish special blessings, peace and joy to all!” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 26, 2024 and October 28, 2023

	(in thousands, except per share amounts)
	Three Months Ended		Trailing Twelve Months Ended
	Oct. 26, 2024	Oct. 28, 2023	Oct. 26, 2024	Oct. 28, 2023

Net Sales	$291,202	$300,074	$1,188,055	$1,179,496

Net Income	$45,637	$43,788	$185,730	$164,083

Earnings Per Common Share
Basic	$.49	$.47	$1.99	$1.76
Diluted	$.49	$.47	$1.98	$1.75

Average Common Shares Outstanding
Basic	93,613	93,360	93,549	93,355
Diluted	93,686	93,604	93,667	93,611

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.